THIRTEENTH AMENDMENT TO AMENDED AND
RESTATED REVOLVING CREDIT AGREEMENT

This Thirteenth Amendment to Amended and Restated Revolving Credit Agreement (herein, the “Amendment”) is entered into as of December 14, 2018, by and among World Acceptance Corporation, a South Carolina corporation (the “Borrower”), Wells Fargo Bank, National Association together with the other financial institutions a party hereto (the “Lenders”) and Wells Fargo Bank, National Association, as Administrative Agent and Collateral Agent for the Lenders (the “Administrative Agent”).
PRELIMINARY STATEMENTS
A.The Borrower, the Lenders, and the Administrative Agent are parties to a certain Amended and Restated Revolving Credit Agreement, dated as of September 17, 2010, as amended (the “Credit Agreement”). All capitalized terms used herein without definition shall have the same meanings herein as such terms have in the Credit Agreement.
B.    The Borrower has requested that the Lenders agree to make certain amendments to the Credit Agreement, and the Lenders are willing to do so under the terms and conditions set forth in this Amendment.
NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
SECTION 1.    AMENDMENTS.
Subject to the satisfaction of the conditions precedent set forth in Section 2 below, the Credit Agreement shall be and hereby is amended as follows:
1.1.    The introductory portion of Section 2.14 of the Credit Agreement (Accordion Facility) shall be amended and restated as follows:
Section 2.14    Accordion Facility. Subject to the terms and conditions set forth herein below, the Borrower shall have a right at any time to increase the aggregate amount of the Commitment (the “Accordion Increase”) in an amount acceptable to the Administrative Agent in its commercially reasonable discretion; provided, however, that the aggregate amount of the Accordion Increase shall not result in the aggregate amount of the Commitment to exceed $600,000,000. The following additional terms and conditions shall apply to the Accordion Increase:
1.2.    The following definitions in Section 5.1 of the Credit Agreement (Definitions) shall be amended and restated as follows:
“Applicable Margin” means (a) initially 4.00% per annum and (b) commencing with the Administrative Agent’s receipt of the monthly financial statements and other documentation and reports required pursuant to Section 8.20 of this Agreement for the calendar month ending December 31, 2018 the following percentage as set forth in the matrix below (no downward rate adjustment being permitted if an Event of Default or Default is outstanding):

EBITDA Ratio	Applicable Margin
Greater than 6.0 to 1.0	3.00%
Greater than 5.50 to 1.0 but less than or equal to 6.0 to 1.0	3.50%
Less than or equal to 5.50 to 1.0	4.00%

For purposes of the foregoing (i) the Applicable Margin shall be adjusted monthly in accordance with the matrix above, based upon the Administrative Agent’s receipt of monthly financial statements and other documentation and reports required pursuant to Section 8.20 of this Agreement, and effective the first (1st) day of the month of the delivery of such financial statements and other documentation and reports and (ii) if Borrowers fail to timely deliver the applicable financial statements, documentation and reports or any other Event of Default then exists, then at the Administrative Agent’s option, the Applicable Margin will be increased to the highest rate of interest pursuant to the above matrix, which rate of interest shall continue in effect until the applicable financial statements are delivered. In the event that any financial statement, covenant compliance certificate, documentation and reports delivered pursuant to Section 8.20 of this Agreement is shown to be inaccurate (regardless of whether this Agreement is in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, and only in such case, then Borrowers shall immediately (i) deliver to the Administrative Agent a corrected covenant compliance certificate for such Applicable Period, (ii) determine the Applicable Margin for such Applicable Period based upon the corrected covenant compliance certificate, and (iii) pay to the Administrative Agent the accrued additional interest owing as a result of such increased Applicable Margin for such Applicable Period.
“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, consistently applied; provided, however, that all calculations relative to liabilities shall be made without giving effect to Statement of Financial Accounting Standards No. 159.
1.3.    The following new definitions are added to Section 5.1 of the Credit Agreement (Definitions):
“Consolidated EBITDA Ratio Net Income” for any period Consolidated Net Income before payments of interest, taxes, depreciation, amortization and non-cash share based compensation expenses, but excluding in any event:
(a)        any gains or losses on the sale or other disposition of investments or fixed or capital assets, and any taxes on such excluded gains and any tax deductions or credits on account of any such excluded losses;
(b)    the proceeds of any life insurance policy;
(c)    net earnings and losses of any Restricted Subsidiary accrued prior to the date it became a Restricted Subsidiary;

(d)    net earnings and losses of any Person (other than a Restricted Subsidiary), substantially all the assets of which have been acquired in any manner, realized by such other Person prior to the date of such acquisition;
(e)    net earnings and losses of any Person (other than a Restricted Subsidiary) with which the Borrower or a Restricted Subsidiary shall have consolidated or which shall have merged into or with the Borrower or a Restricted Subsidiary prior to the date of such consolidation or merger;
(f)    net earnings of any Unrestricted Subsidiary or other business entity (other than a Restricted Subsidiary) in which the Borrower or any Restricted Subsidiary has an ownership interest unless such net earnings shall have actually been received by the Borrower or such Restricted Subsidiary in the form of cash distributions;
(g)    any portion of the net earnings of any Restricted Subsidiary (other than the Insurance Subsidiary) which for any reason is unavailable for payment of dividends to the Borrower or any other Restricted Subsidiary;
(h)    earnings resulting from any reappraisal, revaluation or write‑up of assets;
(i)    any deferred or other credit representing any excess of the equity in any Subsidiary at the date of acquisition thereof over the amount invested in such Subsidiary;
(j)    any gain arising from the acquisition of any Securities of the Borrower or any Restricted Subsidiary;
(k)    any reversal of any contingency reserve, except to the extent that provision for such contingency reserve shall have been made from income arising during such period;
(l)    any portion of the net earnings of the Insurance Subsidiary in excess of $500,000 (on a cumulative basis) which has not actually been distributed to the Borrower in the form of cash;
(m)        the excess, if any, of (A) net charge‑offs of the Borrower and its Restricted Subsidiaries over the twelve‑month period ending with such date over (B) provision for loan losses of the Borrower and its Restricted Subsidiaries over the twelve-month period ending with such date; and
(o)        Receivables 180 days or more contractually past due (unless reserved for by the Borrower).

“EBITDA Ratio” means the ratio of (a) Consolidated EBITDA Ratio Net Income during such period, to (b) all Interest Charges on all Indebtedness of the Borrower and its Restricted Subsidiaries during such period, as calculated on a rolling twelve (12) month basis and in accordance with GAAP.

1.4.    Section 5.3 of the Credit Agreement (Change in Accounting Principles) shall be amended and restated as follows:
Section 5.3    Change in Accounting Principles. If, after the date of this Agreement, there shall occur any change in GAAP from those used in the preparation of the financial statements referred to in Section 6.6 hereof and such change shall result in a change in the method of calculation of any financial covenant, pricing grid, standard or term found in this Agreement, either the Borrower or the Required Lenders may by notice to the Lenders and the Borrower, respectively, require that the Lenders and the Borrower negotiate in good faith to amend such covenants, pricing grid, standards, and terms so as equitably to reflect such change in accounting principles, with the desired result being that the criteria for evaluating the financial condition of the Borrower and its Subsidiaries shall be the same as if such change had not been made. No delay by the Borrower or the Required Lenders in requiring such negotiation shall limit their right to so require such a negotiation at any time after such a change in accounting principles. Until any such covenant, pricing grid, standard, or term is amended in accordance with this Section 5.3, financial covenants shall be computed and determined in accordance with GAAP in effect prior to such change in accounting principles. Without limiting the generality of the foregoing, the Borrower shall neither be deemed to be in compliance with any financial covenant hereunder nor out of compliance with any financial covenant hereunder if such state of compliance or noncompliance, as the case may be, would not exist but for the occurrence of a change in accounting principles after the date hereof. The Borrower covenants and agrees with the Lenders that whether or not the Borrower may at any time adopt Accounting Standards Codification 825 or account for assets and liabilities acquired in an acquisition on a fair value basis pursuant to Accounting Standards Codification 805, all determinations of compliance with the terms and conditions of this Agreement shall be made on the basis that the Borrower has not adopted Accounting Standards Codification 825 or Accounting Standards Codification 805.
1.5.    The following new Section 8.20(o) is added to the Credit Agreement (Monthly Statements):
(o)    Monthly Statements. As soon as available and in any event within 25 days after the end of each calendar month of each fiscal year, a copy of:
(1)    consolidated balance sheets of the Borrower and its Restricted Subsidiaries as of the close of such calendar month and, in the case of the consolidated balance sheets, setting forth in comparative form the amount for the corresponding period of the preceding fiscal year, and
(2)    consolidated statements of income and retained earnings of the Borrower and its Restricted Subsidiaries for the portion of the fiscal year ending with such calendar month and, in the case of the consolidated statements of income and retained earnings, setting forth in comparative form the amount for the corresponding period of the preceding fiscal year, all in reasonable detail and certified as complete and correct, by an authorized financial officer of the Borrower.

SECTION 2.    CONDITIONS PRECEDENT.

The effectiveness of this Amendment is subject to the satisfaction of all of the following conditions precedent (the date on which the following conditions precedent have been satisfied being referred to herein as the “Effective Date”):
2.1.    The Borrower and the Lenders, shall have executed and delivered this Amendment to the Administrative Agent.
2.2.    The Restricted Subsidiaries parties to the Subsidiary Guaranty Agreement shall have executed and delivered to the Administrative Agent their consent to this Amendment in the form set forth below.
2.3.    Legal matters incident to the execution and delivery of this Amendment shall be satisfactory to the Administrative Agent and its counsel.
SECTION 3.    REPRESENTATIONS.
In order to induce the Lenders to execute and deliver this Amendment, the Borrower hereby represents to the Administrative Agent, the Collateral Agent, and the Lenders that as of the date hereof, (a) the representations and warranties set forth in Section 6 of the Credit Agreement and in the other Loan Documents are and shall be and remain true and correct (except that the representations contained in Section 6.6 shall be deemed to refer to the most recent financial statements of the Borrower delivered to the Agent) and (b) the Borrower and the Restricted Subsidiaries are in compliance with the terms and conditions of the Credit Agreement and the other Loan Documents and no Default or Event of Default exists or shall result after giving effect to this Amendment.
SECTION 4.    MISCELLANEOUS.
4.1.    Except as specifically amended herein, the Credit Agreement shall continue in full force and effect in accordance with its original terms. Reference to this specific Amendment need not be made in the Credit Agreement, the Notes, or any other instrument or document executed in connection therewith, or in any certificate, letter or communication issued or made pursuant to or with respect to the Credit Agreement, any reference in any of such items to the Credit Agreement being sufficient to refer to the Credit Agreement as amended hereby.
4.2.    The Borrower heretofore executed and delivered, among other things, the Company Security Agreement and hereby acknowledges and agrees that the security interests and liens created and provided for therein secure the payment and performance of the Obligations under the Credit Agreement as amended hereby, which are entitled to all of the benefits and privileges set forth therein. Without limiting the foregoing, the Borrower acknowledges that the “Secured Indebtedness” as defined in, and secured by the Collateral pursuant to, the Company Security Agreement shall be deemed amended to include all “Obligations” as defined in the Credit Agreement as amended hereby.
4.3.    The Borrower agrees to pay on demand all costs and expenses of or incurred by the Administrative Agent in connection with the negotiation, preparation, execution and delivery of this Amendment and the other instruments and documents to be executed and delivered in connection herewith, including the fees and expenses of counsel for the Administrative Agent.
4.4.    This Amendment may be executed in any number of counterparts, and by the different parties on different counterpart signature pages, all of which taken together shall constitute one and the same agreement. Any of the parties hereto may execute this Amendment by signing any such counterpart and each of such counterparts shall for all purposes be deemed to be an original. Delivery of a counterpart hereof by facsimile transmission or by e-mail transmission of a Portable Document Format File (also known as an “PDF” file) shall be effective as delivery of a manually executed counterpart hereof. This Amendment shall be governed by, and construed in accordance with, the internal laws of the State of Illinois (without regard to principles of conflicts of laws).
[SIGNATURE PAGES TO FOLLOW]

This Amendment is entered into as of the date and year first above written.

WORLD ACCEPTANCE CORPORATION

By	________________________________

Accepted and agreed to:

WELLS FARGO BANK, NATIONAL ASSOCIATION, individually as a Lender and as Administrative Agent and Collateral Agent

By	________________________________
William M. Laird, Senior Vice President

BANK OF AMERICA, N.A.

By
Name
Title

BANK OF MONTREAL By _______________________________ Name Title

TEXAS CAPITAL BANK, NATIONAL ASSOCIATION

By
Name
Title

FIRST TENNESSEE BANK NATIONAL ASSOCIATION

By
Name Title
BANK UNITED, N.A.

By __________________________________
Name
Title

ACKNOWLEDGMENT AND CONSENT
Each of the undersigned is a Restricted Subsidiary of World Acceptance Corporation who has executed and delivered to the Collateral Agent, the Administrative Agent, and the Lenders the Subsidiary Guaranty Agreement and the Subsidiary Security Agreement. Each of the undersigned hereby acknowledges and consents to the Thirteenth Amendment to Amended and Restated Revolving Credit Agreement set forth above (the “Amendment”) and confirms that the Loan Documents executed by it, and all of its obligations thereunder, remain in full force and effect, and that the security interests and liens created and provided for therein continue to secure the payment and performance of the Obligations of the Borrower under the Credit Agreement after giving effect to the Amendment.
Dated as December 14, 2018.
[SIGNATURE PAGE TO ACKNOWLEDGMENT AND CONSENT TO FOLLOW]

Each of the undersigned acknowledges that the Collateral Agent, the Administrative Agent, and the Lenders are relying on the foregoing in entering into the Amendment.

World Acceptance Corporation of Alabama
World Acceptance Corporation of Missouri
World Finance Corporation of Georgia
World Finance Corporation of Louisiana
World Acceptance Corporation of Oklahoma, Inc.
World Finance Company of South Carolina, LLC
World Finance Corporation of Tennessee
WFC of South Carolina, Inc.
World Finance Corporation of Illinois
World Finance Corporation of New Mexico
World Finance Company of Kentucky LLC
World Finance Corporation of Colorado
World Finance Corporation of Wisconsin
WFC Services, Inc.
World Finance Corporation of Texas
World Finance Corporation of Indiana, LLC
World Finance Corporation of Mississippi, LLC
World Finance Corporation of Idaho, LLC

By
Name
Title
WFC Limited Partnership

By WFC of South Carolina, Inc.,
as sole general partner
By
Name Title